EXHIBIT 99.1

PENINSULA GAMING, LLC REPORTS SECOND QUARTER 2008 RESULTS

•	Company increases net revenues and Consolidated Property Adjusted EBITDA(1) by 3% for the second quarter ended June 30, 2008

•	Company increases net revenues by 5% and Consolidated Property Adjusted EBITDA by 6% for the six months ended June 30, 2008

•	New Diamond Jo Dubuque casino scheduled to open in December 2008

DUBUQUE, IA, August 14, 2008 – Peninsula Gaming, LLC (the “Company”) today reported financial results for the second quarter and six months ended June 30, 2008.   The Company is the parent of (i) The Old Evangeline Downs, LLC (“EVD”), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa, and (iii) Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

Second Quarter Results

Net revenues for the second quarter of 2008 were $68.9 million, Consolidated Property Adjusted EBITDA was $22.9 million and Consolidated Adjusted EBITDA was $28.4 million. For the second quarter of 2007, consolidated revenues were $67.0 million, Consolidated Property Adjusted EBITDA was $22.2 million and Consolidated Adjusted EBITDA was $15.3 million.

For the second quarter 2008, on a generally accepted accounting principles (“GAAP”) basis, the Company reported net income of $12.9 million.  GAAP net loss for the 2007 second quarter was $1.0 million.

The Company ended the quarter with $39.9 million in cash, $7.4 million of which was restricted.  Total debt outstanding was $379.5 million.  Including outstanding letters of credit, EVD and DJL had $64.1 million available under their $65.0 million revolving credit facility, and DJW had $4.3 million available under its $5.0 million revolving credit facility.

During the second quarter of 2008, the Company had cash outflows of $14.5 million related to capital expenditures.  Of this amount, $10.2 million related to construction and development activities surrounding the new casino project at DJL and $2.5 million related to the hotel development project and the development of the turf track at EVD.  In addition, the Company had maintenance capital expenditures at its three properties of approximately $1.8 million.

Six-Month Results

For the six months ended June 30, 2008, consolidated net revenues were $132.0 million, Consolidated Property Adjusted EBITDA was $44.4 million and Consolidated Adjusted EBITDA was $47.0 million.  For the six months ended June 30, 2007, consolidated net revenues were $125.3 million, Consolidated Property Adjusted EBITDA was $41.7 million and Consolidated Adjusted EBITDA was $32.6 million.

On a GAAP basis, for the first six months of 2008, the Company reported net income of $15.5 million. GAAP net loss for the first six months of 2007 was $0.5 million.

Property Highlights

Evangeline Downs Racetrack and Casino

For the second quarter of 2008, EVD’s net revenues were $36.3 million, an increase of $0.3 million from $36.0 million in the second quarter of 2007.  Net revenues for the quarter include casino revenues of $27.5 million, racing and off-track betting revenues of $6.4 million, video poker revenues of $1.6 million, and food and beverage and other revenues of $3.1 million, less promotional allowances of $2.3 million.  Adjusted EBITDA at EVD remained substantially unchanged at $10.6 million and $10.7 million in the second quarter of 2008 and 2007, respectively.

For the first six months of 2008, EVD’s net revenues were $69.6 million, an increase of $1.6 million from $68.0 million for the same period in 2007.  Adjusted EBITDA at EVD increased $0.8 million to $21.5 million for the first six months of 2008 from $20.7 million for the same period in 2007.

Diamond Jo Worth

Net revenues at DJW during the second quarter of 2008 were $22.1 million, an increase of $1.4 million from $20.7 million the second quarter of 2007 due primarily to the opening of the casino expansion in April 2007.  Net revenues include casino revenues of $20.5 million, food and beverage revenues of $1.0 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.2 million, less promotional allowances of $1.6 million.  As a result of the increased net revenues, Adjusted EBITDA at DJW increased $0.6 million to $8.8 million from $8.2 million in the second quarter of 2007.

For the first six months of 2008, DJW’s net revenues were $42.2 million, an increase of $5.3 million from $36.9 million for the same period in 2007.  Adjusted EBITDA at DJW increased $1.9 million, or 13%, to $16.6 million for the first six months of 2008 from $14.7 million for the same period in 2007.

Diamond Jo Dubuque

Net revenues at DJL for the second quarter of 2008 increased to $10.5 million from $10.3 million in the second quarter 2007.  Net revenues for the second quarter of 2008 include casino revenue of $10.7 million and food and beverage and other revenues of $1.2 million, less promotional allowances of $1.4 million.  Adjusted EBITDA at DJL for the second quarter of 2008 increased to $3.5 million from $3.3 million for the second quarter of 2007.

For the first six months of 2008, DJL’s net revenues were $20.1 million compared to $20.4 million for the same period in 2007.  Adjusted EBITDA at DJL remained substantially unchanged at $6.3 million for the first six months of 2008 and 2007.

General Corporate

General corporate expenses decreased $12.4 million for the second quarter of 2008 compared to the same period in 2007.  This change is primarily related to $12.7 million decrease in non-cash expenses related to a decrease in the fair value of PGP incentive units granted to certain executive officers of the Company in 2005.  Cash expenses increased $0.3 million primarily due to travel related costs.

For the first six months of 2008, general corporate expenses decreased $11.7 million compared to the same period in 2007.  This change is primarily related to $12.2 million decrease in non-cash expenses related to the PGP incentive units as discussed above.  Cash expenses increased $0.5 million primarily due to travel related costs.

New Diamond Jo Dubuque Casino

DJL is currently constructing a new casino facility in close proximity to its current riverboat location within the Port of Dubuque in Dubuque, Iowa.  DJL’s new casino facility will include approximately 924 slot machines, 17 table games and a five-table poker room.  Additional amenities will include a bowling center, various restaurants and an entertainment center.  The new casino project is estimated to cost approximately $84.0 million and is expected to open in December 2008.

Non-GAAP Financial Measures

(1)  We define EBITDA as earnings before interest, taxes, and depreciation and amortization (including impairment charges).  We define Consolidated Adjusted EBITDA as EBITDA adjusted, as applicable, for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA at EVD, DJW and DJL. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds.  We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.  However,

EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States (GAAP).  Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.  Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some, but not all, items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
REVENUES:
Casino	$58,663	$57,320	$115,083	$110,184
Racing	6,399	6,658	9,716	10,120
Video poker	1,598	1,057	3,156	2,194
Food and beverage	4,432	4,253	8,188	7,672
Other	3,189	2,936	5,881	5,299
Less promotional allowances	(5,408)	(5,234)	(10,074)	(10,140)
Total net revenues	68,873	66,990	131,950	125,329

EXPENSES:
Casino	24,909	24,308	49,089	46,647
Racing	5,253	5,356	8,162	8,273
Video poker	1,203	863	2,329	1,692
Food and beverage	3,433	3,345	6,330	6,069
Other	2,081	1,977	3,503	3,228
Selling, general and administrative	3,585	15,844	15,579	26,865
Depreciation and amortization	5,067	5,105	9,930	10,054
Pre-opening expense	31	160	127	243
Development expense	(648)	139	(609)	1,784
Affiliate management fees	1,467	1,417	2,837	2,572
Loss on disposal of assets	120	16	223	97
Total expenses	46,501	58,530	97,500	107,524

INCOME FROM OPERATIONS	22,372	8,460	34,450	17,805

OTHER INCOME (EXPENSE):
Interest income	608	576	1,352	1,299
Interest expense, net of amounts capitalized	(10,072)	(9,989)	(20,336)	(19,611)
Total other expense	(9,464)	(9,413)	(18,984)	(18,312)

NET INCOME (LOSS)	$12,908	$(953)	$15,466	$(507)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net Income (Loss):

	Adjusted EBITDA Three Months Ended June 30, (1)		Adjusted EBITDA Six Months Ended June 30, (1)
	2008	2007	2008	2007
Diamond Jo Dubuque	$3,455	$3,300	$6,303	$6,284
Diamond Jo Worth	8,780	8,150	16,564	14,712
Evangeline Downs	10,624	10,710	21,522	20,697
Consolidated Property Adjusted EBITDA (1)	22,859	22,160	44,389	41,693
General corporate	5,550	(6,863)	2,569	(9,138)
Consolidated Adjusted EBITDA (1)	28,409	15,297	46,958	32,555
General corporate:
Depreciation and amortization	(11)	(11)	(23)	(22)
Affiliate management fees	(90)	(113)	(175)	(191)
Interest income	4	258	68	509
Diamond Jo:
Depreciation and amortization	(765)	(1,208)	(1,560)	(2,387)
Pre-opening expense	(32)	(23)	(87)	(23)
Development expense	649	(83)	641	(1,716)
Loss on disposal of assets	(55)	(15)	(48)	(76)
Interest expense, net	(2,311)	(2,561)	(4,829)	(5,073)
Diamond Jo Worth:
Depreciation and amortization	(2,296)	(1,716)	(4,424)	(3,004)
Pre-opening expense	—	(137)	(32)	(196)
Affiliate management fees	(872)	(793)	(1,654)	(1,414)
Loss on disposal of assets	(21)	—	(48)	—
Interest expense, net	(3,032)	(2,938)	(5,991)	(5,445)
Evangeline Downs:
Depreciation and amortization	(1,995)	(2,170)	(3,923)	(4,641)
Pre-opening expense	1	—	(8)	(24)
Development expense	(1)	(56)	(32)	(68)
Affiliate management fees	(505)	(511)	(1,008)	(967)
Loss on disposal of assets	(44)	(1)	(127)	(21)
Interest expense, net	(4,125)	(4,172)	(8,232)	(8,303)
Net income (loss)	$12,908	$(953)	$15,466	$(507)

Contacts:

         Peninsula Gaming, LLC
         Natalie A. Schramm, 563-690-2120